UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
 Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 24, 2012 (January 24, 2012)

                          Mediware Information Systems, Inc.
(Exact name of registrant as specified in its charter)

New York	1-10768	11-2209324
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11711 West 79th Street, Lenexa, KS	66214
(Address of principal executive officer)	(Zip Code)

Registrant's telephone number, including area code (913) 307-1000

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 24, 2012, Mediware Information Systems, Inc. (“Mediware” or the “Company”) announced that Mr. Robert Watkins, 52, will become the chief financial officer of Mediware beginning February 15, 2012.

Mr. Watkins joined Mediware in October 2008 as the Company’s corporate controller.  He served as the Company’s principal financial and accounting officer on an interim basis from November 2009 through February 2010.  In July 2011, he was promoted to the title of vice president and corporate controller.   Prior to joining Mediware from 2004 to September 2008, Mr. Watkins served as the corporate controller for Titan Machinery (TITN), a provider of agricultural and construction equipment. Mr. Watkins also served as the corporate controller for National Agriservices, Inc. and Magnum Logistics LTD from 2003 to 2004 and 1999 to 2003, respectively.   Mr. Watkins was the chief financial officer of AFS Financial/American Federal Bank from 1989 to 1999. Mr. Watkins began his financial career in 1982 as an auditor with KPMG Peat Marwick.  Mr. Watkins received a Bachelor of Science in Public Accounting from Saint John’s University.  He is a CPA and a member of the American  Institute of Certified Public Accountants.

Mr. Watkins’ existing at-will employment arrangements with Company are presently unaffected by this announcement, but the Company is expected to enter in to a new employment agreement with Mr. Watkins once agreement is reached.  The Company expects to report additional information regarding Mr. Watkins’ compensation arrangements at that time.

A press release describing these events and additional biographical information regarding Mr. Watkins is attached to this report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.
(d)
Exhibit 99.1	Press Release of Mediware Information Systems, Inc., dated as of January 24, 2012, announcing Robert Watkins as the Chief Financial Officer of Mediware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDIWARE INFORMATION SYSTEMS, INC

Date: January 24, 2012	By: /s/ T. Kelly Mann T. Kelly Mann Chief Executive Officer and President